Exhibit 99.1

FS Bancorp, Inc. Reports 2017 Results Including Record Net Income of $14.1 Million or $4.28 Per Diluted Share and Twentieth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – January 25, 2018 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported net income of $14.1 million, or $4.28 per diluted share for the year ended December 31, 2017, compared to net income of $10.5 million, or $3.51 per diluted share, for the same period last year. Net income for the fourth quarter of 2017 was $3.7 million, or $0.98 per diluted share, compared to $2.5 million, or $0.86 per diluted share for the fourth quarter ended December 31, 2016.

“The fourth quarter reflects continued loan growth funded by retail banking deposits,” stated Joe Adams, CEO of FS Bancorp, Inc. “I am also pleased to announce that our Board of Directors has approved our twentieth quarterly cash dividend of $0.11 per share.”  The dividend will be paid on February 21, 2018, to shareholders of record as of February 7, 2018.

CFO of FS Bancorp, Inc. Matthew Mullet stated, “In addition to loan growth, the Company sold $19.4 million of portfolio one-to-four-family loans as well as $2.0 million in U.S. Department of Agriculture loans in the fourth quarter to demonstrate our balance sheet liquidity.”

2017 Fourth Quarter and Year End Highlights

•	Net income was $3.7 million for the fourth quarter of 2017, compared to $3.5 million for the previous quarter, and increased from $2.5 million in the fourth quarter one year ago;
•

Total gross loans increased $7.9 million during the quarter, or 1.0%, to $773.4 million at December 31, 2017, compared to $765.6 million at September 30, 2017, and increased $168.0 million, or 27.8%, from $605.4 million at December 31, 2016;

•	The Company sold $19.4 million of one-to-four-family portfolio loans at a cash margin of 2.4% including the capitalized value of retained servicing rights;
•

The Company recognized $396,000 in tax benefit due to a net deferred tax liability position associated with the Tax Cuts and Jobs Act that was signed into law on December 22, 2017.  On a go forward basis, the Company will be using an estimated tax rate of 21.5% to account for its federal and state income tax expense;

•

Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $24.0 million, or 8.5%, to $306.8 million at December 31, 2017, from $282.7 million at September 30, 2017, and increased $87.7 million, or 40.1%, from $219.0 million at December 31, 2016;

•

On September 12, 2017, the Company issued and sold in an underwritten public offering, 587,234 shares of its common stock at a price of $47.00 per share, and received $25.6 million in net proceeds; and

•	Capital levels at the Bank increased to 16.3% for total risk-based capital and 12.6% for Tier 1 leverage capital at December 31, 2017, compared to 13.9% and 10.3% at December 31, 2016, respectively.

FS Bancorp Q4 Earnings
January 25, 2018

Balance Sheet and Credit Quality

Total assets decreased $12.1 million, or 1.2%, to $981.8 million at December 31, 2017, compared to $993.9 million at September 30, 2017, and increased $153.9 million, or 18.6%, from $827.9 million at December 31, 2016.  The quarter over sequential quarter decrease of $12.1 million in total assets included decreases in total cash and cash equivalents of $12.4 million, and loans held for sale (“HFS”) of $11.6 million, partially offset by increases in loans receivable, net of $7.7 million which is net of the $21.4 million in portfolio loan sales, and increases in securities available-for-sale (“AFS”) of $4.4 million.  The year over year increase of $153.9 million in total assets included increases in loans receivable, net of $168.2 million, certificates of deposit at other financial institutions of $2.9 million, accrued interest receivable of $1.0 million, and loans HFS of $910,000, partially offset by a decrease in total cash and cash equivalents of $17.5 million and servicing rights of $1.7 million.  These increases in assets year over year were primarily funded by growth in deposits and net proceeds from the underwritten public offering in the third quarter of 2017.

LOAN PORTFOLIO
(Dollars in thousands)
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$63,611	8.2%	$63,180	8.3%	$55,871	9.2%
Construction and development	143,068	18.5	129,407	16.9	94,462	15.6
Home equity	25,289	3.3	24,026	3.1	20,081	3.3
One-to-four-family (excludes HFS)	163,655	21.2	170,187	22.2	124,009	20.5
Multi-family	44,451	5.7	43,408	5.7	37,527	6.2
Total real estate loans	440,074	56.9	430,208	56.2	331,950	54.8

CONSUMER LOANS
Indirect home improvement	130,176	16.8	124,387	16.2	107,759	17.8
Solar	41,049	5.3	40,082	5.2	36,503	6.1
Marine	35,397	4.6	35,173	4.6	28,549	4.7
Other consumer	2,046	0.3	2,032	0.3	1,915	0.3
Total consumer loans	208,668	27.0	201,674	26.3	174,726	28.9

COMMERCIAL BUSINESS LOANS
Commercial and industrial	83,306	10.8	83,221	10.9	65,841	10.9
Warehouse lending	41,397	5.3	50,468	6.6	32,898	5.4
Total commercial business loans	124,703	16.1	133,689	17.5	98,739	16.3
Total loans receivable, gross	773,445	100.0%	765,571	100.0%	605,415	100.0%

Less:
Allowance for loan losses	(10,756)		(10,598)		(10,211)
Deferred costs, fees, premiums and discounts, net	(1,131)		(1,119)		(1,887)
Total loans receivable, net	$761,558		$753,854		$593,317

FS Bancorp Q4 Earnings
January 25, 2018

Loans receivable, net increased $7.7 million to $761.6 million at December 31, 2017, from $753.9 million at September 30, 2017, and increased $168.2 million from $593.3 million at December 31, 2016.  The increase in loans receivable, net quarter over sequential quarter was primarily a result of increases in real estate and consumer loans, partially offset by a decline in commercial business loans.  Total real estate loans increased $9.9 million including increases in construction and development loans of $13.7 million, home equity loans of $1.3 million, and multi-family loans of $1.0 million, partially offset by a decrease in one-to-four-family portfolio loans of $6.5 million which is net of the $19.4 million loan sale.  Total commercial business loans decreased $9.0 million primarily from a decrease in residential warehouse lending of $9.1 million associated with seasonal paydowns.  Total consumer loans increased $7.0 million primarily from growth of $5.8 million in indirect home improvement loans and $967,000 in solar loans.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions decreased $35.5 million, or 14.5%, to $208.6 million during the quarter ended December 31, 2017, compared to $244.1 million for the preceding quarter, and increased from $187.8 million for the same quarter one year ago. Originations of one-to-four-family loans to purchase a home (purchase production) increased by $109.1 million, or 21.2% with $624.3 million in loan purchase production closing during the year ended December 31, 2017, up from $515.2 million for the year ended December 31, 2016.  One-to-four-family loan originations for refinance (refinance production) decreased $77.5 million, or 29.3% with $186.9 million in refinance production closing during the year ended December 31, 2017, down from $264.4 million for the year ended December 31, 2016.  During the quarter ended December 31, 2017, the Company sold $206.2 million of one-to-four-family loans including the $19.4 million in portfolio loans, compared to sales of $204.3 million for the preceding quarter, and sales of $195.5 million for the same quarter one year ago.

Purchase production was 75.8% of the total one-to-four-family loan originations versus 24.2% for refinance production during the fourth quarter of 2017, compared to 63.3% in purchase production versus 36.7% in refinance production during the same period in 2016.  Purchase production for the year ended December 31, 2017 was 77.0% of the total one-to-four-family loan originations versus 23.0% for refinance production, compared to 66.1% in purchase volume versus 33.9% in refinances for the year ended December 31, 2016.  The increase in purchase production and corresponding decrease in refinance production reflects management’s focus on residential home buyers in the markets we serve.

The allowance for loan and lease losses (“ALLL”) at December 31, 2017 increased to $10.8 million, or 1.4% of gross loans receivable, excluding loans HFS, compared to $10.6 million, or 1.4% of gross loans receivable, excluding loans HFS at September 30, 2017, and $10.2 million, or 1.7% of gross loans receivable, excluding loans HFS, at December 31, 2016.  Non-performing loans, consisting of non-accrual loans, decreased to $1.0 million at December 31, 2017, from $1.3 million at September 30, 2017, and increased from $721,000 at December 31, 2016.  Substandard loans decreased to $6.5 million at December 31, 2017, compared to $6.6 million at September 30, 2017, and decreased from $8.0 million at December 31, 2016.  The $1.5 million decrease in substandard loans from one year ago was primarily due to the sale of a shared national credit of $1.9 million of which a slight discount to

FS Bancorp Q4 Earnings
January 25, 2018

book value was charged off against the ALLL in the third quarter of 2017.  There was no other real estate owned (“OREO”) at December 31, 2017, at September 30, 2017, or at December 31, 2016.

Total deposits decreased $10.7 million, to $829.8 million at December 31, 2017, compared to $840.6 million at September 30, 2017, and increased $117.2 million, from $712.6 million at December 31, 2016.  Relationship-based transactional deposits increased $24.0 million, to $306.8 million at December 31, 2017, from $282.7 million at September 30, 2017, and increased $87.7 million, from $219.0 million at December 31, 2016.  Money market and savings accounts decreased $8.2 million, to $300.8 million at December 31, 2017, from $309.0 million at September 30, 2017, and increased $3.0 million, from $297.8 million at December 31, 2016.  Time deposits decreased $26.6 million, to $222.3 million at December 31, 2017, from $248.8 million at September 30, 2017, and increased $26.5 million, from $195.7 million at December 31, 2016.  The quarter over sequential quarter decrease in time deposits was primarily from the maturity of $32.9 million in brokered deposits during the fourth quarter.

Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds decreased $33.2 million to $66.5 million at December 31, 2017, compared to $99.7 million at September 30, 2017, as a result of the maturity of the brokered deposits discussed above, and increased $6.3 million from $60.2 million at December 31, 2016.  Management remains focused on growth in lower cost relationship-based deposits to fund long term asset growth.

DEPOSIT BREAKDOWN
(Dollars in thousands)
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$177,739	21.4%	$162,208	19.3%	$145,377	20.4%
Interest-bearing checking	119,872	14.4	109,584	13.0	63,978	9.0
Savings	72,082	8.7	72,974	8.7	54,996	7.7
Money market	228,742	27.6	236,036	28.1	242,849	34.1
Certificates of deposit less than $100,000	111,489	13.4	143,169	17.0	93,791	13.2
Certificates of deposit of $100,000 through $250,000	77,934	9.4	73,733	8.8	74,832	10.5
Certificates of deposit of $250,000 and over	32,833	4.0	31,927	3.8	27,094	3.8
Escrow accounts related to mortgages serviced	9,151	1.1	10,947	1.3	9,676	1.3
Total	$829,842	100.0%	$840,578	100.0%	$712,593	100.0%

At December 31, 2017, borrowings decreased $2.7 million, or 26.7%, to $7.5 million, from $10.3 million at September 30, 2017, and decreased $5.1 million, or 40.6%, from $12.7 million at December 31, 2016, the year over year decrease was primarily due to the repayment of FHLB fixed rate advances from growth in retail deposits.

Total stockholders’ equity increased $3.8 million, to $122.0 million at December 31, 2017, from $118.2 million at September 30, 2017, and increased $41.0 million, from $81.0 million at December 31, 2016.  The increase in stockholders’ equity from the third quarter of 2017 was primarily due to net income of $3.7 million, and the increase from December 31, 2016 was primarily from net proceeds of $25.6 million from the underwritten public offering and 2017 net income of $14.1 million.  Book value per common share was $34.47 at December 31, 2017, compared to $33.52 at September 30, 2017, and $28.32 at December 31, 2016.

FS Bancorp Q4 Earnings
January 25, 2018

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 16.3%, a Tier 1 leverage capital ratio of 12.6%, and a common equity Tier 1 (“CET1”) capital ratio of 15.0% at December 31, 2017.  At December 31, 2016, the total risk-based capital ratio was 13.9%, the Tier 1 leverage capital ratio was 10.3%, and the CET1 capital ratio was 12.6%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 15.7%, a Tier 1 leverage capital ratio of 12.1%, and a CET1 ratio of 14.5% at December 31, 2017, compared to 12.9%, 9.5%, and 11.6% at December 31, 2016, respectively.

Operating Results

Net interest income increased $2.1 million, or 22.8%, to $11.3 million for the three months ended December 31, 2017, from $9.2 million for the three months ended December 31, 2016, primarily due to a $2.2 million, or 22.7% increase in loans receivable interest income. Net interest income increased $7.4 million, or 21.8% to $41.2 million for the year ended December 31, 2017, from $33.9 million for the year ended December 31, 2016, primarily due to a $7.7 million, or 21.5% increase in loans receivable interest income.

The net interest margin (“NIM”) increased six basis points to 4.72% for the three months ended December 31, 2017, from 4.66% for the same period in the prior year, and increased 22 basis points to 4.65% for the year ended December 31, 2017, from 4.43% for the year ended December 31, 2016.  The increased NIM reflects growth in higher yielding loans, and reductions in securities AFS and cash and cash equivalents.  The average cost of funds increased six basis points to 0.64% for the three months ended December 31, 2017, from 0.58% for the three months ended December 31, 2016, and increased two basis points to 0.61% for the year ended December 31, 2017, from 0.59% the year ended December 31, 2016.  Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

For the three months ended December 31, 2017, the provision for loan losses was $300,000, compared to $600,000 for the three months ended December 31, 2016. During the three months ended December 31, 2017, net charge-offs totaled $143,000 compared to net recoveries of $25,000 during the three months ended December 31, 2016. The provision for loan losses was $750,000 for the year ended December 31, 2017, compared to $2.4 million for the year ended December 31, 2016.  Net charge-offs totaled $205,000 during the year ended December 31, 2017, compared to net recoveries of $26,000 during the year ended December 31, 2016.  The decrease in the provision for loan losses for the three months ended and year ended December 31, 2017 was primarily a result of the relatively low levels of charge-offs, delinquencies, nonperforming and classified loans, as well as the increasing percentage of real estate loans compared to consumer loans and improving real estate values in our market areas reducing the increase in the provision for loan losses required for loan growth.

Noninterest income decreased $175,000, or 3.2%, to $5.3 million for the three months ended December 31, 2017, from $5.4 million for the three months ended December 31, 2016.  The decrease during the period was primarily due to a $191,000 reduction in gain on sale of loans.  Noninterest income increased $505,000, or 2.1%, to $24.1 million for the year ended December 31, 2017, from $23.6 million for the year ended December 31, 2016.  The

FS Bancorp Q4 Earnings
January 25, 2018

increase during the year was primarily due to increases in the gain on sale of investment securities of $234,000, in service charges and fee income of $157,000, and in other noninterest income of $133,000.  The $1.1 million gain on sale of servicing rights transacted in the second quarter of 2017 helped offset the decrease in gain on sale of loans of $1.1 million, mainly associated with a reduction of gain on sale margins associated with the product mix in the Pacific Northwest.  There was no sale of mortgage servicing rights in 2016.

Noninterest expense increased $998,000, or 9.9%, to $11.1 million for the three months ended December 31, 2017, from $10.1 million for the three months ended December 31, 2016.  The increase in noninterest expense was primarily a result of a $949,000 increase in salaries and benefits, which included $464,000 in incentives and commissions for the loan production staff associated with continued strong loan production growth, and $207,000 of increased ESOP expense from our strong stock performance.

Noninterest expense increased $5.1 million, or 13.0%, to $44.0 million for the year ended December 31, 2017, from $38.9 million for the year ended December 31, 2016. The increase in noninterest expense was primarily a result of a $4.6 million increase in salaries and benefits, which included $1.4 million in incentives and commissions for the loan production staff, $593,000 of increased ESOP expense due to the significant increase in our stock price over the last year, an increase of $387,000 data processing expense, $268,000 in occupancy expense, $205,000 in expenses related to operations, and $147,000 in loan costs.  These increased expenses were partially offset by a $389,000 decrease in acquisition costs, a $246,000 decrease in professional and board fees. There was no gain on the sale of OREO in the current year to offset the increase in expenses as compared to $150,000 last year.

FS Bancorp Q4 Earnings
January 25, 2018

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations, our warehouse lending, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

FS Bancorp Q4 Earnings
January 25, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

				Sequential	Year
	December 31,	September 30,	December 31,	Quarter	Over Year
	2017	2017	2016	% Change	% Change
ASSETS	Unaudited	Unaudited	Unaudited
Cash and due from banks	$3,043	$3,299	$3,590	(8)	(15)
Interest-bearing deposits at other financial institutions	15,872	27,996	32,866	(43)	(52)
Total cash and cash equivalents	18,915	31,295	36,456	(40)	(48)
Certificates of deposit at other financial institutions	18,108	18,108	15,248	—	19
Securities available-for-sale, at fair value	82,480	78,103	81,875	6	1
Loans held for sale, at fair value	53,463	65,055	52,553	(18)	2
Loans receivable, net	761,558	753,854	593,317	1	28
Accrued interest receivable	3,566	3,217	2,524	11	41
Premises and equipment, net	15,458	15,463	16,012	—	(3)
Federal Home Loan Bank (“FHLB”) stock, at cost	2,871	3,047	2,719	(6)	6
Bank owned life insurance (“BOLI”), net	10,328	10,262	10,054	1	3
Servicing rights, held at the lower of cost or fair value	6,795	5,811	8,459	17	(20)
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	1,317	1,417	1,717	(7)	(23)
Other assets	4,612	5,947	4,680	(22)	(1)
TOTAL ASSETS	$981,783	$993,891	$827,926	(1)	19
LIABILITIES
Deposits:
Noninterest-bearing accounts	$186,890	$173,155	$155,053	8	21
Interest-bearing accounts	642,952	667,423	557,540	(4)	15
Total deposits	829,842	840,578	712,593	(1)	16
Borrowings	7,529	10,270	12,670	(27)	(41)
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(155)	(160)	(175)	(3)	(11)
Total subordinated note less unamortized debt issuance costs	9,845	9,840	9,825	—	—
Deferred tax liability, net	607	1,412	1,161	(57)	(48)
Other liabilities	11,958	13,552	10,644	(12)	12
Total liabilities	859,781	875,652	746,893	(2)	15
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 3,680,152 shares issued and outstanding at December 31, 2017, 3,674,902 at September 30, 2017, and 3,059,503 at December 31, 2016	37	37	31	—	19
Additional paid-in capital	55,135	54,463	27,334	1	102
Retained earnings	68,422	65,049	55,584	5	23
Accumulated other comprehensive loss, net of tax	(475)	(128)	(536)	271	(11)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(1,117)	(1,182)	(1,380)	(5)	(19)
Total stockholders’ equity	122,002	118,239	81,033	3	51
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$981,783	$993,891	$827,926	(1)	19

FS Bancorp Q4 Earnings
January 25, 2018

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended		Quarter	Year
	December 31,		December 31,		Over Quarter	Over Year
	2017	2016	2017	2016	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$11,969	$9,758	$43,457	$35,772	23	21
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	690	498	2,724	2,248	39	21
Total interest and dividend income	12,659	10,256	46,181	38,020	23	21
INTEREST EXPENSE
Deposits	1,127	844	3,920	3,254	34	20
Borrowings	75	49	334	226	53	48
Subordinated note	171	171	679	683	—	(1)
Total interest expense	1,373	1,064	4,933	4,163	29	18
NET INTEREST INCOME	11,286	9,192	41,248	33,857	23	22
PROVISION FOR LOAN LOSSES	300	600	750	2,400	(50)	(69)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,986	8,592	40,498	31,457	28	29
NONINTEREST INCOME
Service charges and fee income	805	903	3,548	3,391	(11)	5
Gain on sale of loans	4,144	4,335	17,985	19,058	(4)	(6)
Gain on sale of investment securities	—	—	380	146	—	160
Gain on sale of mortgage servicing rights (“MSR”)	65	—	1,062	—	100	100
Earnings on cash surrender value of BOLI	66	71	274	282	(7)	(3)
Other noninterest income	189	135	825	692	40	19
Total noninterest income	5,269	5,444	24,074	23,569	(3)	2
NONINTEREST EXPENSE
Salaries and benefits	6,421	5,472	26,595	21,982	17	21
Operations	1,699	1,779	6,205	6,000	(4)	3
Occupancy	734	629	2,672	2,404	17	11
Data processing	710	558	2,521	2,134	27	18
Gain on sale of other real estate owned (“OREO”)	—	—	—	(150)	—	(100)
Loan costs	674	716	2,652	2,505	(6)	6
Professional and board fees	436	453	1,697	1,943	(4)	(13)
Federal Deposit Insurance Corporation (“FDIC”) insurance	107	182	535	487	(41)	10
Marketing and advertising	204	157	716	710	30	1
Acquisition costs	—	—	—	389	—	(100)
Amortization of core deposit intangible	100	140	400	522	(29)	(23)
Recovery on servicing rights	(2)	(1)	—	(3)	100	(100)
Total noninterest expense	11,083	10,085	43,993	38,923	10	13
INCOME BEFORE PROVISION FOR INCOME TAXES	5,172	3,951	20,579	16,103	31	28
PROVISION FOR INCOME TAXES	1,494	1,405	6,494	5,604	6	16
NET INCOME	$3,678	$2,546	$14,085	$10,499	44	34
Basic earnings per share	$1.04	$0.89	$4.55	$3.63	17	25
Diluted earnings per share	$0.98	$0.86	$4.28	$3.51	14	22

FS Bancorp Q4 Earnings
January 25, 2018

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)
	At or For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.48%	1.42%	1.23%
Return on equity (ratio of net income to average equity) (1)	12.25	14.38	12.92
Yield on average interest-earning assets	5.29	5.27	5.20
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.64	0.61	0.58
Interest rate spread information – average during period	4.65	4.50	4.62
Net interest margin (1)	4.72	4.70	4.66
Operating expense to average total assets	4.46	4.76	4.86
Average interest-earning assets to average interest-bearing liabilities	140.74	135.90	135.42
Efficiency ratio (2)	66.95	66.42	68.91

	At or For the Year Ended
	December 31,	December 31,
	2017	2016
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.53%	1.31%
Return on equity (ratio of net income to average equity) (1)	14.80	13.84
Yield on average interest-earning assets	5.21	4.97
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	0.61	0.58
Interest rate spread information – average during period	4.60	4.39
Net interest margin (1)	4.65	4.43
Operating expense to average total assets	4.76	4.87
Average interest-earning assets to average interest-bearing liabilities	136.88	136.19
Efficiency ratio (2)	67.35	67.78

	December 31,	September 30,	December 31,
	2017	2017	2016
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.11%	0.13%	0.09%
Non-performing loans to total gross loans (4)	0.13	0.17	0.12
Allowance for loan losses to non-performing loans (4)	1,035.23	838.45	1,416.23
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.39	1.38	1.69

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	12.61%	12.50%	10.33%
Tier 1 risk-based capital	15.00	14.89	12.62
Total risk-based capital	16.25	16.14	13.87
Common equity Tier 1 capital	15.00	14.89	12.62

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	12.13%	11.94%	9.52%
Total risk-based capital	15.70	15.49	12.88
Common equity Tier 1 capital	14.45	14.24	11.63

FS Bancorp Q4 Earnings
January 25, 2018

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
	2017		2017		2016
PER COMMON SHARE DATA:
Basic earnings per share	$1.04		$1.13		$0.89
Diluted earnings per share	$0.98		$1.07		$0.86
Weighted average basic shares outstanding	3,537,515		3,051,744		2,860,260
Weighted average diluted shares outstanding	3,738,633		3,239,328		2,975,963
Common shares outstanding at period end	3,539,626	(5)	3,527,896	(6)	2,861,135	(7)
Book value per share using common shares outstanding	$34.47		$33.52		$28.32
Tangible book value per share using common shares outstanding (8)	$33.44		$32.46		$26.91

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,680,152 at December 31, 2017, less 36,842 restricted stock shares, and 103,684 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,674,902 at September 30, 2017, less 36,842 restricted stock shares, and 110,164 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,059,503 at December 31, 2016, less 68,763 restricted stock shares, and 129,605 unallocated ESOP shares.
(8)

Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also non-GAAP financial measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q4 Earnings
January 25, 2018

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	December 31,	September 30,	December 31,
	2017	2017	2016
	(Dollars in thousands)
Stockholders' equity	$122,002	$118,239	$81,033
Goodwill and core deposit intangible, net	(3,629)	(3,729)	(4,029)
Tangible common stockholders' equity	$118,373	$114,510	$77,004

Common shares outstanding at end of period	3,539,626	3,527,896	2,861,135

Common stockholders' equity (book value) per share (GAAP)	$34.47	$33.52	$28.32
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$33.44	$32.46	$26.91

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com